                                                                      EXHIBIT 99

                              OLD KENT THRIFT PLAN

                        INDEX TO THE FINANCIAL STATEMENTS

                                  AND SCHEDULE

                                                                        Page
                                                                        ----

Report of Independent Public Accountants                                  1

Statements of Net Assets Available for Benefits
   as of December 31, 2000 and 1999                                       2

Statements of Changes in Net Assets Available for
   Benefits for the Years Ended December 31, 2000 and 1999                3

Notes to Financial Statements                                            4-7

Schedule 4i- Schedule of Assets Held for Investment Purposes
   At End of Year                                                         8

                    Report of Independent Public Accountants

To the Plan Administrator of the
Old Kent Thrift Plan:

We have audited the accompanying statements of net assets available for benefits of the OLD KENT THRIFT PLAN as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements and the schedule referred to below are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Chicago, Illinois,
    May 29, 2001.



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



                              OLD KENT THRIFT PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                               AS OF DECEMBER 31,

                    ASSETS                                    2000                  1999
                    ------                                    ----                  ----

CASH                                                      $    511,292          $    447,735

INVESTMENTS, AT FAIR VALUE:
   Collective investment funds                              81,992,935            80,192,808
   Mutual funds                                             62,019,705            29,541,178
   Securities of Employer                                  139,459,663           131,918,391
   Notes receivable from participants                        4,655,234             3,804,371
                                                          ------------          ------------
               Total investments                           288,127,537           245,456,748
                                                          ------------          ------------

               Net assets available for benefits          $288,638,829          $245,904,483
                                                          ============          ============




         The accompanying notes to financial statements are an integral part of this statement.

                              OLD KENT THRIFT PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                                        2000                    1999
                                                                        ----                    ----

INVESTMENT INCOME, NET:
   Dividends                                                        $  4,177,929           $  5,138,095
   Interest                                                            1,266,751              1,230,493
   Net appreciation (depreciation) of investments                     25,402,024            (28,925,248)
                                                                    ------------           ------------
               Total investment income (loss), net                    30,846,704            (22,556,660)
                                                                    ------------           ------------
CONTRIBUTIONS:
   Participants                                                       22,498,758             21,915,974
   Employer                                                            6,407,314              5,725,072
                                                                    ------------           ------------
               Total contributions                                    28,906,072             27,641,046
                                                                    ------------           ------------

NET LOAN TRANSACTIONS                                                         --                 54,837

TRANSFERS FROM OTHER PLANS (Note 6)                                   11,272,761              6,205,317

WITHDRAWALS, NET OF FORFEITURES                                      (28,291,191)           (21,966,511)
                                                                    ------------           ------------

               Change in net assets available for benefits            42,734,346            (10,621,971)

NET ASSETS AVAILABLE FOR BENEFITS, beginning of year                 245,904,483            256,526,454
                                                                    ------------           ------------

NET ASSETS AVAILABLE FOR BENEFITS, end of year                      $288,638,829           $245,904,483
                                                                    ============           ============




         The accompanying notes to financial statements are an integral part of this statement.

                              OLD KENT THRIFT PLAN

                          NOTES TO FINANCIAL STATEMENTS


(1)  ACCOUNTING AND REPORTING POLICIES

        The financial statements of the Old Kent Thrift Plan (the "Plan") are presented on the accrual basis of accounting. Investments are stated at their fair value based upon market quotes, where applicable. Investments for which a quote is not available are stated at fair value as determined by Old Kent Bank (a subsidiary of Old Kent Financial Corporation and the Plan's trustee.) (See Note 9)

        Conformity with accounting principles generally accepted in the United
           States requires management to make estimates and assumptions that affect the reported amounts in the Plan's financial statements. Actual results may differ from those estimates.

        In accordance with the accounting Standards Executive Committee
           Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" (SOP 99-3), participant-directed investment programs are not disclosed.

        The Plan provides for investments in various funds. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term; such changes could materially affect the amounts reported in the statement of net assets available for benefits.

(2)  SUMMARY OF THE PLAN

        The Old Kent Thrift Plan is a defined contribution plan which covers substantially all employees of Old Kent Financial Corporation (the "Employer" and "Plan Sponsor") and subsidiaries. The Plan is a savings investment program which also provides for retirement benefits. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The following brief description of the Plan is provided for informational purposes only. Participants should refer to the plan agreement for more complete information.

        Participation in the Plan is open to all employees (except temporary on-call, peak-time and leased employees) of Old Kent Financial Corporation and its subsidiaries that have adopted the Plan. Eligible employees who are 18 years of age and have completed thirty days of service are eligible to participate in the Plan immediately following such period.

        Employees may make contributions ranging from 1% to 21% of their compensation, as defined in the Plan. The Employer may contribute amounts which equal up to 50% of the participants' contributions, not to exceed 3% of participants' compensation, along with additional discretionary contributions.

        The contributions are transferred on a pay-by-pay basis by the Employer to the Trustee. The contributions are invested as specified by the employee in the investment funds described in Note 3.

        Participants have a nonforfeitable right to their contributions and any earnings thereon, including earnings on employer matching contributions. Matching contributions by the Employer generally become vested after five years of service with the Employer.

        Individual accounts are maintained for each participant to reflect the participants' contributions, the employer contributions, and investment earnings. Investment earnings are allocated based on each participant's relative account balance within the respective fund. During their employment, employees may make withdrawals or borrow funds from their accounts, subject to the terms set forth in the Plan.

                              OLD KENT THRIFT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)



        Upon retirement, termination, death or disability, the employee's contributions and earnings and the vested portion of the related employer contributions and earnings will be distributed to the employee in a lump sum. Employees may elect to defer distribution if the vested portion exceeds $5,000.

        A participant forfeits any employer contributions in their account that are not vested on the date of request for withdrawal. Forfeited amounts are applied to reduce the amount of matching employer contributions.

        Each participant is entitled to exercise voting rights attributable to Old Kent Financial Corporation common shares allocated to his or her account and is notified by the trustee prior to the time that such rights are to be exercised. The trustee is not permitted to vote any share for which instructions have not been given by a participant.

        Although not required to do so, all expenses of administering the Plan are paid by the Employer, with the exception of expenses incurred in connection with the purchase and sale of the Plan's investment securities which are offset against the income of the Plan.

        Although it has not expressed any intent to do so, the Employer has the right under the Plan to discontinue its contributions at any time and to terminate the Plan. In the event of termination of the Plan, the accounts of each participant will become fully vested. Upon such termination and after payment of expenses, the participants will be entitled to receive the vested balances in their accounts.

(3)  INVESTMENT OPTIONS

        Participating employees may elect to invest their contributions in the following investment funds:

             Old Kent Balanced Fund consists of high quality debt obligations, including money market instruments, and notes and bonds of domestic corporations, the United States Treasury and federal agencies and a number of stocks or securities convertible into common stocks.

             Old Kent Global Equity Fund consists of a number of stocks or securities convertible into common stocks.

             Kent Money Market Fund consists of short-term securities of the
                United States Government or any agency thereof, prime grade commercial paper, certificates of deposit, commingled funds consisting of similar assets maintained by the Trustee, passbook savings accounts, money market mutual funds, time certificates, savings receipts, and other similar assets as the Trustee may determine at its discretion.

             Kent Intermediate Bond Fund consists of high quality debt
                obligations with maturities less than 10 years, including money market instruments, and notes and bonds of domestic corporations, the United States Treasury and federal agencies.

             Kent Index Equity Fund consists of equity securities of companies which represent the industries comprising the S&P 500.

             OKFC Common Stock Fund consists of shares of common stock of Old
                Kent Financial Corporation.

             Notes receivable from participants consist of the outstanding balances of participant loans. Participants cannot elect this as an investment option.

                              OLD KENT THRIFT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)



(4)  INVESTMENTS

        The fair value of individual investments that represent 5% or more of the Plan's total net assets as of December 31, are as follows:

                                                                     2000             1999
                                                                     ----             ----


              *Old Kent Balanced Fund                             $ 24,790,413    $ 22,436,432
              *Old Kent Global Equity Fund                          57,202,522      57,756,376
              *Kent Money Market Fund                               41,569,350      23,694,807
              *Kent Index Equity Fund                               18,524,926               -
              *Old Kent Financial Corporation Common Stock         139,459,663     131,918,391


*Indicates a party-in-interest

(5)  NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS

        The following table summarizes the net appreciation in fair value by investment (including investments purchased and sold, as well as those held during the year) for the years ended December 31,

                                                       2000                  1999
                                                       ----                  ----

              Securities of Employer               $33,413,849           $(40,851,646)
              Collective investment funds           (6,825,839)            19,942,167
              Mutual funds                          (1,185,986)            (8,015,769)
                                                   -----------           ------------
                                                   $25,402,024           $(28,925,248)
                                                   ============           ============


(6)  TRANSFERS FROM OTHER PLANS

        In July 1999, Old Kent Financial Corporation acquired Community First
           Savings Bank (CFSB). In accordance with the terms of the acquisition, on May 25, 2000, the assets of the CFSB Deferred Savings Plan and the Employee Stock Ownership Plan were transferred into the Old Kent Thrift Plan.

        In October 1998, Old Kent Financial Corporation acquired First Evergreen
           Corporation. In accordance with the terms of the acquisition, on April 30, 1999, the assets of the First Evergreen Corporation Profit Sharing Retirement Plan were transferred into the Old Kent Thrift Plan.

        In September 1997, Old Kent Financial Corporation acquired Grand Rapids
           Holland Insurance Agency, Inc. (GRH). In accordance with the terms of the acquisition, on October 19, 1999, the assets of the GRH Employees' Investment Plan were transferred into the Old Kent Thrift Plan.

        In January 1996, Old Kent Financial Corporation acquired Republic
           Mortgage Corporation (RMC). In accordance with the terms of the acquisition, on November 30, 1999, the assets of the RMC. 401K Profit Sharing Plan were transferred into the Old Kent Thrift Plan.

        The participants' accounts for the plans referred to above are subject to the Plan's provisions as summarized in Note 2.

                              OLD KENT THRIFT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)



(7)  TAX STATUS

        The Plan obtained its latest determination letter dated October 4, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan Sponsor and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

(8)  PLAN AMENDMENTS

         Effective April 1, 2000, the maximum limitation on employee deferral contributions of 16% was increased to 21%.

         Effective January 5, 2000, compensation was defined as an Employee's
           W-2 wages as provided in Regulations under Code Section 415 plus Elective Deferrals and any amount that is excluded from gross income, reimbursements or other expense allowances, cash and noncash fringe benefits, moving expenses, deferred compensation in the year of deferral and at the time actually paid after a period of deferral, restricted stock values, restricted stock dividends, signing bonuses, stay bonuses, stock options, severance pay, supplemental contract pay and welfare benefits.

(9)      SUBSEQUENT EVENT

         On April 2, 2001 Old Kent Financial Corporation was merged into a wholly owned subsidiary of Fifth Third Bancorp. The amended and restated Agreement and Plan of Merger dated January 16, 2001 states that until December 31, 2001, the benefits to be provided to employees shall be substantially similar to the benefits currently provided under the plan.

                         OLD KENT FINANCIAL CORPORATION

                              OLD KENT THRIFT PLAN

                        EIN: 38-1986608 PLAN NUMBER: 002

           SCHEDULE 4i-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                 AT END OF YEAR

a                  b                              c                                                             e
-                  -                              -                                                             -
          Identity of Issuer          Description of Investment             Number of Units/Shares          Fair Value
          ------------------          -------------------------             ----------------------        ------------

*            Old Kent Bank             Old Kent Balanced Fund                  1,318,639 units               $ 24,790,413

                                     Old Kent Global Equity Fund               2,555,966 units                 57,202,522
                                                                                                             ------------
                                          Total Collective

                                          Investment Funds                                                     81,992,935
                                                                                                             ------------

                                       Kent Money Market Fund                  41,569,350 units                41,569,350

                                     Kent Intermediate Bond Fund                199,526 units                   1,925,429

                                       Kent Index Equity Fund                   735,408 units                  18,524,926
                                                                                                             ------------
                                         Total Mutual Funds                                                    62,019,705
                                                                                                             ------------

                                   Old Kent Financial Corporation

                                            Common Stock                       3,187,649 shares               139,459,663
                                                                                                             ------------
                                    Total Securities of Employer                                              139,459,663
                                                                                                             ------------
*       Notes receivable                                                 Interest rates ranging from
            from participants                                                    8.5% to 9.5%                   4,655,234
                                                                                                             ------------

        Total assets held for investment purposes                                                            $288,127,537
                                                                                                             ============


*Indicates a party-in-interest.